Exhibit 99.1

The Bon-Ton Stores, Inc. Announces December Sales

~Company Comments on Fiscal 2011 Guidance~

YORK, Pa.--(BUSINESS WIRE)--January 5, 2012--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced comparable store sales for the five weeks ended December 31, 2011 decreased 0.7%. Total sales decreased 1.1% to $505.2 million for the five weeks compared with $510.8 million for the prior year period.

Year-to-date comparable store sales through December 31, 2011 decreased 2.8%. Year-to-date total sales through December 31, 2011 decreased 3.2% to $2,710.3 million compared with $2,800.4 million for the prior year period.

Tony Buccina, Vice Chairman, President - Merchandising, commented, “December sales and margin were negatively impacted by unseasonably mild weather in all our markets throughout the month. Cold-weather categories, which are highly profitable and represent approximately 25% of our business in December, were down mid-teens on a percentage basis. Our best performing businesses included hard home, cosmetics, fine jewelry, children’s and better apparel. Our poorest performing businesses were cold-weather merchandise, as previously mentioned, along with intimate, moderate traditional men’s and ladies’ apparel and moderate traditional handbags and shoes. Our strategic growth initiatives continue to do well in our pilot stores, including sales growth in updated merchandise, which again significantly outperformed total company in sales growth as it has since mid-September. Additionally, our December ending inventory is fresher than last year, reflecting the aggressive markdowns taken during the month.”

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “Based on a lower than expected gross margin rate in December, we are reducing our gross margin assumptions by an additional 65 to 80 basis points for the year. Therefore, including the gain of approximately $11 million, or $0.60 per share, on the recently announced senior note repurchase, we are adjusting our full-year fiscal 2011 guidance to reflect EBITDA (see Note 1) in a range of $170 million to $175 million, loss per share in a range of $1.30 to $1.00 and cash flow in a range of $5 million to $10 million (see Note 2).

Mr. Plowman continued, “Our excess borrowing capacity under our credit facility at the end of December was approximately $569 million.”

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 276 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The department stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; the financial condition of mall operators; Mr. Bergren’s continued willingness to serve as chief executive officer; and the successful search for a new chief executive officer. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and the loss on extinguishment of debt. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because its is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Note 2: As used in this release, cash flow reflects the forecasted net loss, plus deprecation and amortization, amortization of lease-related interests, and non-cash financing expense, less capital expenditures.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com